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                                                                  Exhibit 12(b)

                      CALCULATION OF RATIO OF EARNINGS TO
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)



                                        NINE MONTHS
                                    ENDED SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                  ---------------------      --------------------------------------------------------------
                                    1997        1996         1996         1995          1994         1993         1992
                                    ----        ----         ----         ----          ----         ----         ----

Earnings:

  Net income                      $17,650       $7,491      $10,501      $28,990      $ 4,215      $ 2,452     $    933
  Mortgage and loan interest       12,264       14,865       18,701       23,708       25,872       11,471       11,530
  Amortization of debt expense        440          146          197          320          212          322          313
  Extraordinary items                   0            0        1,386            0            0            0            0
  Income taxes                        189          451          815           66          227            0            0
                                  -------      -------      -------      -------      -------      -------     --------

     Total earnings               $30,543      $22,953      $31,600      $53,084      $30,526      $14,245     $ 12,776
                                  =======      =======      =======      =======      =======      =======     ========

Fixed charges and Preferred
 Stock dividends:

  Mortgage and loan interest      $12,264      $14,865      $18,701      $23,708      $25,872      $11,471     $ 11,530
  Amortization of debt expense        440          146          197          320          212          322          313
  Interest capitalized                562            8           57            0            0            0            0
  Preferred Stock dividends(1)          0            0            0            0            0            0            0
                                  -------      -------      -------      -------      -------      -------     --------
     Total fixed charges and

       Preferred Stock dividends  $13,266      $15,019      $18,955      $24,028      $26,084      $11,793     $ 11,843
                                  =======      =======      =======      =======      =======      =======     ========
Ratio of earnings to fixed
  charges and Preferred Stock
  dividends                         2.30X        1.53X        1.67X        2.21X        1.17X        1.21X        1.08X
                                  =======      =======      =======      =======      =======      =======     ========


(1) The Company had not issued any Preferred Stock; therefore no Preferred Stock dividends were paid.